Exhibit A

EXECUTION COPY

SETTLEMENT AGREEMENT

SETTLEMENT AGREEMENT, dated as of March 22, 2006 (“Agreement”), by and among Relational Holdings, LLC, a Delaware limited liability company (“Holdings”), Relational Group, LLC, a Delaware limited liability company (“Group”), Relational Investors LLC, a Delaware limited liability company (“Relational”), Ralph V. Whitworth (“Whitworth”), David H. Batchelder (“Batchelder”), and each of the investment partnerships controlled by Relational and identified on Annex A hereto (collectively, the “Funds” and, together with Holdings, Group, Relational, Whitworth and Batchelder, the “Relational Group”), on the one hand, and Sovereign Bancorp, Inc., a Pennsylvania corporation (“Sovereign” or the “Company”), on the other.

WHEREAS, Relational has submitted to the Company notices (the “Notices”) of its intention to (i) nominate Whitworth and Batchelder to stand for election to the Company’s Board of Directors (the “Board”) at the Company’s 2006 annual meeting of shareholders (the “2006 Annual Meeting”) and to solicit proxies in support of their election, and (ii) solicit proxies to seek the removal of Jay S. Sidhu, the Company’s Chairman, President and Chief Executive Officer, as a director of the Company at the 2006 Annual Meeting (collectively, the “Proxy Contest”);

WHEREAS, (i) Relational has made numerous complaints, submissions and filings (collectively, the “Relational Protests”) in opposition to the Transactions (as such term is hereinafter defined) and (ii) the Company has made numerous complaints, submissions and filings (collectively, the “Company Protests”, and together with the Relational Protests, the “Protests”) opposed to Relational, Whitworth, Batchelder and their affiliates, in each case with Governmental Authorities (as such term is hereinafter defined);

WHEREAS, the following lawsuits currently are pending involving the Company and certain members of the Relational Group: (i) Relational Investors LLC vs. Sovereign Bancorp, Inc., No. 05 CV 10394 (AKH) (S.D.N.Y.) (the “Southern District Lawsuit”); (ii) Sovereign Bancorp, Inc. vs. Relational Investors LLC, No. 05-15977 (including Relational’s third party complaint), and Relational Investors LLC vs. Sovereign Bancorp, Inc. et. al, No. 05-17011 (Court of Common Pleas, Berks County, Pa.) (the “Berks County Lawsuits”); (iii) Relational Investors LLC vs. Commonwealth of Pennsylvania, et. al (Commonwealth Court of Pennsylvania) (the “Commonwealth Court Lawsuit”) (collectively, the “Pending Litigation”); and

WHEREAS, the Company has determined that the interests of the Company, its shareholders and other constituencies would best be served by, and Relational has determined that the interests of the members of the Relational Group would best be served by, (i) avoiding the substantial expense and disruption that would be expected to result from the Proxy Contest and the Pending Litigation, (ii) avoiding the substantial expense and potential delays in consummating the Transactions that may result from the Protests, (iii) adding certain persons to the Board as provided herein and nominating the persons as set forth herein for election as directors of the Company as provided herein, (iv) terminating the Pending Litigation and (v) the receipt of other agreements, covenants, rights and benefits as provided herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and representations set forth herein, intending to be legally bound hereby, the parties hereby agree as follows:

1.                                       Settlement of Pending Litigation; Shareholder List; Advance Notices; Books and Records Demands.

(a)                                  Within three business days after the appointment of the Relational Designee (as such term is hereinafter defined) to the Board (the “Appointment Date”) the parties will take all measures reasonably necessary to dismiss, as against both Sovereign and Santander, in each case with prejudice (regardless of whether any such claims were previously dismissed without prejudice) and without costs or fees: (i) the Berks County Lawsuits; (ii) the Commonwealth Court Lawsuit; and (iii) all claims in the Southern District Lawsuit that were not resolved by the decision issued by the Court on March 2, 2006 and any related orders (collectively, the “Decision”). The Company shall irrevocably waive the award of expenses in the Berks County Lawsuits. In respect of the Decision, Relational agrees on behalf of itself and the other members of the Relational Group (x) not to oppose any motion or request by the Company made to such Court in the Southern District Lawsuit to vacate the Decision, and (y) not to oppose any effort by the Company to seek appellate review of the Decision in the event the Court determines not to vacate the Decision, provided, however, that in the event the Company seeks appellate review of the Decision, Relational shall be free to oppose the appeal on the merits and seek affirmance of the Decision.

(b)                                 Relational shall within three business days following the Appointment Date (i) comply with the terms of paragraph 13 of the confidentiality order in effect in the Southern District Litigation, except for materials required to be submitted to third parties pursuant to outstanding subpoenas, (ii) deliver to the Company any and all lists of the Company’s shareholders and other information provided to Relational by the Company or the Company’s representatives or agents (in whatever form) in connection with Relational’s demands for the Company’s shareholder list and related information (collectively, the “Shareholder List Information”). In addition, within three business days following the Appointment Date, (x) Relational will destroy or cause to be destroyed all copies, including permanently erasing or deleting any electronic copies, of the Shareholder List Information and all information derived therefrom (e.g., e-mail addresses and phone numbers) or derived from communications with shareholders of the Company in the possession of any member of the Relational Group or any of their respective Affiliates (as such term is hereinafter defined), Associates (as such term is hereinafter defined), advisors, employees, agents or representatives, including, without limitation, any Person (as such term is hereinafter defined) soliciting proxies or otherwise communicating with the Company’s shareholders for or on behalf of Relational and (y) certify such destruction to the Company in writing.

(c)                                  The Company shall, within three business days following the Appointment Date, comply with the terms of paragraph 13 of the confidentiality order in effect in the Southern District Lawsuit, except for materials required to be submitted to third parties pursuant to outstanding subpoenas.

(d)                                 Relational shall, within three business days following the Appointment Date, withdraw in writing any and all of its books and records demands under Pennsylvania law or otherwise, its demand for Shareholder List Information, the Notices and any and all other advance notice submissions under the Company’s bylaws or otherwise with respect to director nominations and other business in connection with the 2006 Annual Meeting or otherwise.

2.                                       Board Representation; Related Matters.

(a)                                  The Relational Group agrees and acknowledges that (i) pursuant to the terms of the investment agreement (the “Investment Agreement”) between the Company and Banco Santander Central Hispano, S.A. (“Santander”), following consummation of the pending transactions contemplated by the Investment Agreement (the “Santander Transaction”), the Company shall appoint individuals designated by Santander to the Board (the “Santander Designees”) and (ii) pursuant to the terms of the merger agreement (the “Merger Agreement”) among the Company, a subsidiary of the Company and Independence Community Bank Corp. (“Independence”), following consummation of the pending transactions contemplated by the Merger Agreement (the “Independence Transaction”, and together with the Santander Transaction, the “Transactions”), the Company shall appoint one individual designated by Independence to the Board (the “ICBC Designee”, and together with the Santander Designees, the “Transaction Designees”).

(b)                                 (i)  The Company and the Relational Group agree that (A) immediately upon execution of this Agreement, the Board, at a duly convened meeting of directors, will take all necessary action to increase the size of the Board by one and contemporaneously fill such vacancy on the Board with Whitworth (the “Relational Designee”), and (B) within ten business days following the consummation of the Transactions, the Board, at a duly convened meeting of directors, will take all necessary action to increase the size of the Board as necessary to appoint the Transaction Designees and to contemporaneously fill such vacancies on the Board with the Transaction Designees.

(ii)                                  (A)                              Within a reasonable period of time following the execution hereof, Relational shall supply the Nominating Committee of the Board with a list of not less than five persons for consideration by the Nominating Committee for appointment to the Board (the “Nominee List”). The Nominating Committee shall, within 20 business days after receipt of the Nominee List, either recommend a candidate for appointment by the Board or inform Relational by written notice that it has no such recommendation for the Board (a “No Recommendation Notice”).

(B)                                Upon receipt of a No Recommendation Notice, Relational may, within a reasonable period of time following receipt of such No Recommendation Notice, supply the Nominating Committee with a second Nominee List. The Nominating Committee shall, within 20 business days after receipt of a second Nominee List, either recommend a candidate from such Nominee List for appointment by the Board or deliver to Relational a No Recommendation Notice.

(C)                                Upon receipt of a second No Recommendation Notice, Relational shall, within 20 business days following receipt of such No Recommendation Notice, supply the Nominating Committee with a third Nominee List. The Nominating Committee shall, within 20 business days after receipt of a third Nominee List, either recommend a candidate from such Nominee List for appointment by the Board or deliver to Relational a No Recommendation Notice.

(D)                               Upon receipt of a third No Recommendation Notice, Relational shall within 90 days following receipt of such No Recommendation Notice, supply the Nominating Committee with a new Nominee List. The obligation set forth in the preceding sentence shall continue every 90 days from receipt of a No Recommendation Notice until such time as the Nominating Committee recommends a candidate to the Board for appointment or the parties agree otherwise.

(E)                                 The Board, at a duly convened meeting of directors, will take all necessary action to increase the size of the Board by one and contemporaneously fill such vacancy with the candidate recommended by the Nominating Committee (the “Independent Director Designee”) within five business days after recommendation thereof.

(F)                                 Effective as of the date of delivery of the second No Recommendation Notice, the size of the Board shall be increased by one and such vacancy shall be contemporaneously filled with Batchelder, who shall serve on the Board until such time as an Independent Director Designee is appointed by the Board. While serving as a director in accordance with this clause (F), Batchelder shall be deemed to be the Independent Director Designee for all purposes of this Agreement. The second No Recommendation Notice shall be accompanied by a certified resolution of the Board taking the actions set forth in this clause (F).

(G)                                In the event the Company fails, within 20 business days following receipt of a second Nomination List, either to (i) appoint an Independent Director Designee in accordance with this Section, or (ii) appoint Batchelder as the Independent Director Designee, Relational shall, without waiver of any other legal remedies, be released from any and all of its obligations and covenants under this Agreement until such time as the Board appoints an Independent Director Designee or Batchelder in accordance with the terms hereof.

(H)                               Relational shall not include any candidate (a “Candidate”) on any Nominee List furnished pursuant to Section 2(b)(ii) of this Agreement unless (i) such Candidate has business experience appropriate for service on the board of directors of a public company, (ii) such Candidate is an individual of high caliber and national reputation (to the extent reasonably available) and (iii) such Candidate has no previous material business or personal relationship with the Company, Relational or, to Relational’s knowledge, any of their respective Affiliates or Associates. No person shall be on any Nominee List if any member of the Relational Group has reason to believe that it is unlikely that such person would serve as a director if requested. In addition, all Candidates included on the first three Nominee Lists shall be individuals with whom no member of the Relational Group or any of their Affiliates, Associates or representatives has had any contact, directly or indirectly, since January 1, 2006.

(iii)                               The Relational Designee shall be appointed to the Board in the class of directors with a term expiring at the 2006 Annual Meeting and the Independent Director Designee (or Batchelder if appointed in accordance with Section 2(b)(ii)(F)) shall be appointed to the Board in the class of directors with the longest term expiring within two years from the date of such appointment. In the event that the Relational Designee is not elected to the Board at the 2006 Annual Meeting (other than as a consequence of a proxy contest to replace a majority of the Board), then the Company shall take all action necessary to appoint the Relational Designee to the Board in the class of directors with a term expiring at the Company’s 2009 annual meeting of shareholders (the “2009 Annual Meeting”). The composition of the Board’s classes of directors shall be modified to accomplish the appointment of the Relational Designee and the Independent Director Designee; provided that Jay S. Sidhu shall remain in his current class of directors (with a current term expiring in 2008) during the term of this Agreement.

(iv)                              The Nominating Committee of the Board will, with respect to the Relational Designee and the Independent Director Designee, waive the requirements of its policies requiring (A) prior service on the board of the Company’s bank subsidiary, Sovereign Bank (the “Bank Board”), (B) other banking experience prior to being appointed a member of the Board and (C) prior Board approval of service on the boards of other public companies. Both the Relational Designee and the Independent Director Designee shall agree in writing to comply with all other Board policies, procedures, processes, codes, rules, standards and guidelines applicable to directors as a condition to their appointment to the Board, copies of which shall have been delivered to Relational prior to the execution hereof. Whitworth’s execution of this Agreement shall constitute such an agreement in writing pursuant to the preceding sentence.

(v)                                 During the term of this Agreement, the Board and Bank Board shall each meet at least eight times per calendar year. The Relational Designee and the Independent Director Designee will enjoy the same rights, privileges, powers and duties as all other directors, and receive the same compensation and benefits as all other directors, including indemnification rights, exculpation protections associated with service on the Board and Bank Board and directors’ and officers’ liability insurance to the extent set forth in existing or future policies for directors generally. The Relational Designee and Independent Director Designee will be reimbursed for expenses incurred in connection with Board service to the same extent and on the same basis as all other directors. For the avoidance of doubt, the Relational Designee and Independent Director Designee shall be entitled to separate counsel at the Company’s expense in the event that the counsel retained to represent other directors declines to represent them.

(c)                                  The Board’s nominees to stand for election at the 2006 Annual Meeting are referred to herein as the “2006 Nominees”. The 2006 Nominees shall be (i) the Relational Designee, and (ii) three other candidates nominated in the sole discretion of the Board (and who, if the Board so determines, may be current members of the Board). The 2006 Nominees shall stand for election to serve on the Board for a term expiring at the Company’s 2009 Annual Meeting.

(d)                                 In the Board’s sole discretion, it may, but shall not be required to, nominate the Relational Designee to stand for election to the Board at the 2009 Annual Meeting (which shall not be held before April 2009) for a term expiring at the Company’s 2012 annual meeting of shareholders (the “2012 Annual Meeting”). In the event that the Board determines, in its sole discretion, not to nominate the Relational Designee to stand for election at the 2009 Annual Meeting for a term expiring at the 2012 Annual Meeting, the Company shall provide written notice of such determination to the Relational Designee and to Relational not later than the twentieth business day prior to the last day on which shareholders are permitted, under the terms of the Company’s bylaws as then in effect, to nominate candidates to stand for election to the Board (the “2009 Nomination Deadline”).

(e)                                  The members of the Relational Group and their Affiliates and Associates, and the Company, shall support and recommend that the Company’s shareholders vote for the election of each of the 2006 Nominees at the 2006 Annual Meeting, and the members of the Relational Group shall vote, and shall cause their Affiliates and Associates to vote, all Voting Securities (as such term is hereinafter defined) which they are entitled to vote at the 2006 Annual Meeting in favor of the election of each of the 2006 Nominees. The members of the Relational Group and their Affiliates and Associates shall not, directly or indirectly, sell, transfer or otherwise dispose of, or pledge, hypothecate or otherwise encumber, or transfer or convey in any manner any voting rights with respect to, any Voting Securities beneficially owned by any of them at the time of the execution of this Agreement until after the date which is the record date fixed by the Board for determining the Company’s shareholders entitled to vote at the 2006 Annual Meeting.

(f)                                    If the Relational Designee is nominated by the Board to stand for election to the Board at the 2009 Annual Meeting for a term expiring at the 2012 Annual Meeting, the members of the Relational Group and their Affiliates and Associates, and the Company, shall support and recommend that the Company’s shareholders vote for the election of each of the Board’s nominees (including the Relational Designee) at the 2009 Annual Meeting, and the members of the Relational Group shall vote, and shall cause their Affiliates and Associates to vote, all Voting Securities which they are entitled to vote at the 2009 Annual Meeting in favor of the election of each such nominee.

(g)                                 Until the Termination Date, the members of the Relational Group shall support and recommend that the Company’s shareholders vote for the election of each of the Board’s nominees at each meeting of the Company’s shareholders at which directors are to be elected, and the members of the Relational Group shall vote, and shall cause their Affiliates and Associates to vote, all Voting Securities which they are entitled to vote at each such shareholders’ meeting in favor of the election of each of the Board’s nominees.

(h)                                 Except in the event that the Relational Designee resigns as a member of the Board in accordance with the provision of Section 2(i) below, (i) if the Relational Designee shall be unable or unwilling to serve as a nominee or a director for any reason prior to his appointment as a director in accordance with Section 2(b) above or, if nominated by the Board to stand for election as a director at the 2009 Annual Meeting, prior to his election as a director at the 2009 Annual Meeting, or, if after his appointment or election as a director, shall cease to be a member of the Board by reason of his death, disability or resignation, or (ii) Relational determines, in its sole discretion, to replace the Relational Designee, then Relational shall be entitled to designate another person reasonably acceptable to a majority of the members of the entire Board, and any such person shall become the “Relational Designee” for all purposes under this Agreement and shall be deemed to be a member of the Relational Group for all purposes under this Agreement. The parties agree that each of Batchelder, Jay Winship and any other person who is then a Member of Relational shall be deemed reasonably acceptable to a majority of the entire Board. Any such new Relational Designee shall be required to execute an instrument agreeing to be bound by all the provisions of this Agreement applicable to the Relational Designee and the Relational Group. If the Independent Director Designee shall be unable or unwilling to serve as a nominee or a director for any reason prior to his appointment as a director or prior to his election as a director, or, if after his appointment or election as a director, shall cease to be a member of the Board by reason of his death, disability or resignation, the Nominating Committee of the Board and Relational shall nominate and the Board shall appoint another person reasonably acceptable to Relational (it being agreed that any person on any Nominee List shall be reasonably acceptable to Relational), and any such person shall become the “Independent Director Designee” for all purposes under this Agreement; provided that, until such other person is appointed by the Board, Batchelder shall be appointed to fill such vacancy, effective within ten business days after the Independent Director Designee ceases to be a member of the Board, it being understood and agreed that under the foregoing circumstances Batchelder is intended to serve only until such time that another person is appointed as the Independent Director Designee pursuant to this sentence.

(i)                                     Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to appoint the Relational Designee to the Board in accordance with Section 2(b) above unless at all times after the date hereof and prior to such appointment the members of the Relational Group shall have beneficially owned in the aggregate shares of the Company’s Common Stock (the “Common Stock”) equal to at least the Minimum Condition. The “Minimum Condition” shall equal 19,000,000 shares (unless Santander has acquired at least 19.8% of the outstanding shares of Common Stock pursuant to the Santander Transaction, in which case the Minimum Condition shall equal 23,000,000 shares), adjusted proportionally in all cases to reflect any stock dividend or distribution, split, reverse split, combination, recapitalization or similar transaction affecting the Common Stock after the date hereof (excluding the 5% stock dividend declared by the Company on March 15, 2006 (the “March 15 Stock Dividend”)). If, while the Relational Designee is a member of the Board, the Relational Group shall at any time fail to satisfy the Minimum Condition, the Relational Designee shall resign immediately as a member of the Board, and the Relational Designee, by his execution of an irrevocable resignation as a member of the Board upon failure of the Relational Group to satisfy the Minimum Condition, shall agree to do so. Such irrevocable resignation shall be delivered to the Company concurrently with the execution of this Agreement. Relational shall notify the Company promptly (and in any event within three business days) in the event that, at any time, the Relational Group shall fail to satisfy the Minimum Condition. At the request of the Company, the Relational Group shall certify to the Company in writing its compliance with the Minimum Condition prior to the time the Board formally nominates its director nominee for the 2009 Annual Meeting and prior to the 2009 Annual Meeting. The provisions in this Section 2(i) shall not in any way affect or limit the covenants and agreements of the parties set forth elsewhere in this Agreement (other than those agreements of the Company contained in this Section 2).

(j)                                     Upon their appointment as directors (i) the Relational Designee shall be appointed to the following committees of the Board:  the Executive Committee (so long as such committee shall continue in existence), the Audit Committee and the Compensation Committee, and (ii) the Independent Director Designee shall be appointed to the following committees of the Board:  the Ethics and Corporate Governance Committee and the Compensation Committee; provided, however, that neither the Relational Designee nor the Independent Director Designee shall be appointed to any such committee of the Board if counsel to the Board (who shall not be counsel to the Company) advises the Board that the appointment of such director to any such committee of the Board would violate applicable law or applicable stock exchange rules or regulations (collectively, the “Applicable Rules”). Any additional committee assignments for the Relational Designee and the Independent Director Designee shall be in the discretion of the Board. The Company shall promptly following the execution of this Agreement seek all necessary approvals from all requisite Governmental Authorities in order to increase the size of the Bank Board and appoint the Relational Designee to the Bank Board, and, upon the earliest of the receipt of such necessary approvals, the date on which any director nominated by Santander is appointed to the Bank Board or the expiration of 90 days from the date hereof, the Company shall (x) if receipt of such approvals is the earliest to occur of the foregoing events, appoint the Relational Designee to the Bank Board or (y) if the earliest to occur is either the appointment to the Bank Board of a Santander nominee or the expiration of such 90 day period, cause one current director on the Bank Board to resign, and shall cause the Bank Board to appoint the Relational Designee to fill such vacancy on the Bank Board. The Bank Board shall not appoint any new directors until the Relational Designee has been first appointed (other than a Santander Designee appointed contemporaneously in accordance with the preceding sentence). Subject to compliance with the Applicable Rules, the Independent Director Designee and the Relational Designee shall be permitted to attend all meetings of the Bank Board and of any committee of the Board on which they do not serve. The Board and Bank Board members will receive at least three business days’ advance notice of all Board, Bank Board and committee meetings, except in circumstances requiring more immediate action. The Company shall use reasonable efforts (but shall not be required) to schedule all meetings of the Board, Board committees and Bank Board so as to accommodate the schedules of all directors, including the Relational Designee and Independent Director Designee. Upon appointment or election to the Bank Board, subject to requirements of law, the Relational Designee shall be entitled to serve as a member of the Executive Committee (so long as such committee shall continue in existence) and two other committees of his or her choice.

(k)                                  Except to the extent otherwise expressly required by applicable law, until the Termination Date, the members of the Relational Group shall vote, and shall cause their Affiliates and Associates to vote, all Voting Securities which they are entitled to vote, in accordance with the Board’s recommendation with respect to any shareholder proposals, whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise.

(l)                                     By their execution of this Agreement, each of Batchelder and Whitworth irrevocably agree to resign from the Board at such times and under such circumstances as may be required pursuant to this Agreement.

3.                                       Support by Relational.

(a)                                  During the term of this Agreement, the Relational Group, Whitworth and Batchelder shall not take any action, and shall not permit any of their respective Affiliates or any of the advisors, consultants, agents or other representatives of Relational, Whitworth, Batchelder or such Affiliates (collectively the “Relational Persons”) to take, any action that reasonably would be expected to be inconsistent with any of the terms or conditions of the Investment Agreement or the Merger Agreement, to interfere in any manner with the consummation of any of the transactions contemplated by the Investment Agreement or the Merger Agreement or to delay the timely closing of the Transactions. Without limiting the generality of the foregoing, each of the Relational Group, Whitworth, Batchelder and the Relational Designee agree not to, and not to permit any Relational Person to:

(i)                                     challenge in any manner, or make any public statements or any public or other statements before any Governmental Authority against, (A) the authority of the Board, or any member thereof, to authorize and approve the Investment Agreement, the Merger Agreement or the Transactions, (B) any decision taken prior to the date hereof by the Board, the Company, Santander or Independence in connection with the Investment Agreement, the Merger Agreement or the Transactions, (C) the election of any individual who is a member of the Board as of the date hereof or who may become a member of the Board as a result of the terms or conditions of the Investment Agreement or the Merger Agreement, or (D) the Transactions;

(ii)                                  advise or encourage the Company or any member of the Board, directly or indirectly, to rescind, repudiate, renounce, terminate or intentionally breach any of the agreements relating to the Transactions to which the Company is a party; or

(iii)                               advise or encourage, directly or indirectly, any Person to take any action that Relational, Whitworth, Batchelder, or any Relational Person would be prohibited from taking under the terms of this Section 3(a).

(b)                                 If reasonably requested by the Company, Whitworth will clarify to Sovereign shareholders with whom Relational is in contact that (i) Relational is no longer taking steps to oppose the Transactions and (ii) Relational believes that, in view of the Company’s decision to take the actions contemplated by this Agreement, it is now in the interest of the Company to focus time and attention on the Company’s business without the diversion of resources that are implicit in a continuation of the Proxy Contest, the Pending Litigation, challenges to the Transactions, and protests, petitions and submissions to Governmental Authorities.

(c)                                  After the Appointment Date, Relational shall promptly withdraw in writing each and all of the complaints, objections, protests, petitions, applications, submissions and filings which have been made by or on behalf of any member of the Relational Group or any Relational Person with Governmental Authorities (other than with respect to Pending Litigation, which shall be governed by Section 1(a)) seeking action or investigation with respect to the Company, the Company’s management, the Board, the Transactions or seeking to delay, restrain or prohibit the consummation of the Transactions. For purposes of this Agreement, “Governmental Authorities” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any domestic (federal, state or local), foreign or supranational governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization, including without limitation the New York Stock Exchange, the Securities and Exchange Commission (the “SEC”), the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision, the Pennsylvania Department of Banking and the New York State Banking Department. Relational shall promptly provide copies of any documents to the Company submitted in order to effect any such withdrawal.

4.                                       Covenants of the Relational Group.

(a)                                  Each of the members of the Relational Group agrees that, during the period commencing on the date of execution of this Agreement and ending on the Termination Date, without the prior written consent of the Board as specifically expressed in a resolution adopted by a majority of the entire membership of the Board (other than the Relational Designee), no member of the Relational Group, nor any of their Affiliates or Associates nor any Person acting at their direction or on their behalf, will, directly or indirectly:

(i)                                     with respect to the Company or its Voting Securities, make, engage or in any way participate in, directly or indirectly, any “solicitation” (as such term is used in the proxy rules of the SEC) of proxies or consents (whether or not relating to the election or removal of directors); seek to advise, encourage or influence any Person with respect to the voting of any Voting Securities (other than Affiliates or Associates); initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC) shareholders of the Company for the approval of shareholder proposals whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Exchange Act, or otherwise, or cause or encourage or attempt to cause or encourage any other Person to initiate any such shareholder proposal; otherwise communicate with the Company’s shareholders or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act; or participate in, or take any action pursuant to, any “shareholder access” proposal which may be adopted by the SEC, whether in accordance with previously proposed Rule 14a-11 or otherwise;

(ii)                                  seek, propose, or make any statement with respect to any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization or similar transactions of or involving the Company or any of its Affiliates or Associates;

(iii)                               acquire, offer or propose to acquire, or agree to acquire (except by way of stock dividends, stock splits, reverse stock splits or other distributions or offerings made available to holders of any Voting Securities generally), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other “group” (within the meaning of Section 13(d)(3) of the Exchange Act) or otherwise, any Voting Securities if as a result of such acquisition the members of the Relational Group and their respective Affiliates and Associates would beneficially own in the aggregate in excess of 9.9% of the Company’s Voting Securities; provided, however, that the Relational Designee may receive Voting Securities as compensation for his service on the Board in accordance with the Company’s policies applied to all directors;

(iv)                              form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any

Voting Securities, other than a group composed solely of members of the Relational Group and its clients;

(v)                                 deposit any Voting Securities in any voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of any Voting Securities;

(vi)                              act alone or in concert with others to control or seek to control, or influence or seek to influence, the management, the Board or policies of the Company;

(vii)                           make any demand or request for any Shareholder List Information, or any related material, or for the books and records of the Company or its Affiliates;

(viii)                        except as specifically and expressly set forth in this Agreement, seek, alone or in concert with others, election or appointment to or representation on, or nominate or propose the nomination of any candidate to, the Board, or seek the removal of any member of the Board;

(ix)                                have any discussions or communications, or enter into any arrangements, understanding or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other Person in connection with any of the foregoing (including by granting any waiver to any legal, financial, public relations, proxy solicitation or other firm that represented or was engaged by Relational, its Affiliates, Associates or any of their legal counsel with respect to the Company or the Transactions, which waiver would permit any such firm to represent any Person in connection with matters relating to the Company), or make any investment in or enter into any arrangement with any other Person that engages, or offers or proposes to engage, in any of the foregoing;

(x)                                   make or disclose any statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs or any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement, including any intent, purpose, plan or proposal that is conditioned on, or would require waiver, amendment, nullification or invalidation of, any provision of this Agreement or take any action that could require the Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition; or

(xi)                                otherwise take, or solicit, cause or encourage others to take, any action inconsistent with any of the foregoing.

(b)                                 Notwithstanding any other provision of this Agreement, the Relational Designee, during the term of his or her service as a director of the Company, shall not be prohibited from acting as a director and complying with his or her fiduciary duties as a director of the Company.

5.                                       Sale of Voting Securities. From and after the date following the record date for determining shareholders entitled to vote at the 2006 Annual Meeting and until the Termination Date, unless the Relational Group no longer beneficially owns shares equal to or greater than the Minimum Condition, each of the members of the Relational Group agrees that it and its Affiliates or Associates will not engage in any sale, transfer or other disposition of Voting Securities other than (i) open market sales not exceeding in any one trading day 20% of the Company’s average daily volume for the previous 30 trading days, (ii) privately negotiated sales, provided that the transferee immediately following any such transaction would not, together with such transferee’s Affiliates and Associates, beneficially own in the aggregate 2% or more of the Company’s outstanding Voting Securities or (iii) any other sales, transfers or dispositions with the prior approval of the majority of the entire Board (excluding the Relational Designee).

6.                                       Company Covenants.

(a)                                  The Company shall promptly after the Appointment Date withdraw in writing each and all of the complaints, objections, protests, petitions, applications, submissions and filings which have been made by or on behalf of the Company with Governmental Authorities seeking action or investigation with respect to any member of the Relational Group or any person supporting the position of the Relational Group and shall not support or encourage similar efforts by others. The Company shall promptly provide copies of any documents to Relational submitted in order to effect any such withdrawal.

(b)                                 Promptly after the date hereof, the Ethics and Corporate Governance Committee shall engage a nationally recognized consulting or law firm with no relationship (current or previous) with the Company or any member of the Relational Group or any of their respective Affiliates to study the Company’s policies and practices regarding related-party transactions (i.e. transaction with directors, officers and similar insiders), disclosure, and corporate governance against the policies and practices of the financial industry’s largest 20 institutions by asset size. Such study shall be completed within 90 days after the retention of such firm. The Board shall, within 30 days thereafter, take action with respect to implementation of the findings or recommendations of such study as shall be determined by a majority of the Board (at a meeting at which the Relational Designee and the Independent Director Designee are present), to be in the best interests of the Company.

(c)                                  The Company will hold its 2006 Annual Meeting at such time as is determined by the Board to be prudent; provided that in no event shall the meeting be held later than September 30, 2006.

(d)                                 During the term of this Agreement (i) the Board shall not determine or declare any member of the Relational Group to be an “Adverse Person” under the Company’s Second Amended and Restated Rights Agreement, dated as of January 19, 2005, as amended (or any similar rights plan that becomes effective during the term of this Agreement) (the “Rights Plan”) and (ii) the Company shall not amend the Rights Plan to reduce the threshold percentage required to become an “Acquiring Person” to below 9.9% without the prior written consent of Relational.

(e)                                  If reasonably requested by Relational, the Company shall (i) clarify to Governmental Authorities that it is no longer seeking to have any such Governmental Authorities investigate or take any action against Relational or any Relational Person and (ii) inform Relational orally of the contents of non-written communications with such Governmental Authorities, which may be used by Relational for the sole purpose of addressing any inquiries from any such Governmental Authorities.

7.                                       Representations and Warranties of the Relational Group.

(a)                                  Each member of the Relational Group which is not a natural person represents and warrants on its own behalf that it has the corporate or other power and authority to execute, deliver and carry out the provisions of this Agreement and to consummate the transactions contemplated hereby.

(b)                                 Each member of the Relational Group which is not a natural person represents and warrants on its own behalf that this Agreement has been duly and validly authorized, executed, and delivered by such member and constitutes a valid and binding obligation of such member, and is enforceable against it in accordance with its terms.

(c)                                  Each member of the Relational Group who is a natural person represents and warrants on his own behalf that he has the power and authority to execute, deliver and carry out the provisions of this Agreement and to consummate the transactions contemplated hereby.

(d)                                 Each member of the Relational Group who is a natural person represents and warrants on his own behalf that this Agreement has been duly executed and delivered, constitutes his valid and binding obligation, and is enforceable against him in accordance with its terms.

(e)                                  The members of the Relational Group represent and warrant that, as of the date of this Agreement, they, together with their Affiliates and Associates, beneficially own an aggregate of 29,976,294 shares of Common Stock as set forth by beneficial owner and amount in its most recently filed Schedule 13D and such Common Stock constitutes all of the Voting Securities of the Company beneficially owned by the members of the Relational Group and their Affiliates and Associates.

(f)                                    Relational represents and warrants that each of the Funds is controlled by it.

8.                                       Representations and Warranties of the Company.

(a)                                  The Company represents and warrants that it has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b)                                 The Company represents and warrants that this Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms.

9.                                       Non-Disparagement; Releases; No Litigation.

(a)                                  Until the Termination Date, the Company (on its own behalf and on behalf of its and Sovereign Bank’s current directors, current executive officers, and representatives (insofar as they are acting for or on behalf of the Company), while they are serving as such, and on behalf of its Affiliates which it controls (individually, a “Company Party” and collectively, the “Company Parties”)) agrees that the Company and the Company Parties shall not directly or indirectly, individually or in concert with others, engage in any conduct or make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written) that is calculated to or is likely to have the effect of in any way (i) undermining, impugning, disparaging or otherwise in any way reflecting adversely or detrimentally upon any member of the Relational Group or its Affiliates or (ii) accusing or implying that any member of the Relational Group or its Affiliates engaged in any wrongful, unlawful or improper conduct; except, in each case, with respect to any Company Excluded Claim (as such term is hereinafter defined). The foregoing shall not apply to (x) non-public oral statements made by the Company or its executive officers or directors directly to any member of the Relational Group or to any of their directors, officers, members, employees or representatives, or (y) any compelled testimony, either by legal process, subpoena or otherwise or to any response to any request for information from any Governmental Authorities having jurisdiction over the Company.

(b)                                 Until the Termination Date, each of the members of the Relational Group (on its own behalf and on behalf of its respective current directors, executive officers, members, partners, managers and representatives (insofar as they are acting for or on behalf of Relational), while they are serving as such, and on behalf of their Affiliates which any member of the Relational Group controls (individually, a “Relational Party” and collectively, the “Relational Parties”)) agrees that it shall not directly or indirectly, individually or in concert with others, engage in any conduct or make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written) that is calculated to or is likely to have the effect of in any way (i) undermining, impugning, disparaging or otherwise in any way reflecting adversely or detrimentally upon the Company, its Affiliates and their respective directors and officers (the “Company Group”) or (ii) accusing or implying that the Company or any member of the Company Group engaged in any wrongful, unlawful or improper conduct; except, in each case, with respect to any Relational Excluded Claim (as such term is hereinafter defined). The foregoing shall not apply to (x) non-public oral statements made by any member of the Relational Group directly to the Company or to its directors, officers, employees or representatives, (y) any compelled testimony, either by legal process, subpoena or otherwise or (z) to respond to any request for information from any Governmental Authorities having jurisdiction over any member of the Relational Group.

(c)                                  Subject to the further provisions of this Section 9(c), the Company, on behalf of itself and the Company Parties, hereby irrevocably and unconditionally releases, acquits, and fully and forever discharges the members of each Relational Party and the members of the Relational Group, including Relational’s employees, agents, attorneys and other representatives, to the maximum extent permitted by applicable law, from and with respect to any and all disputes, complaints, claims, counterclaims, actions, causes of action, liabilities, suits or damages, whether at law or in equity, statutory or otherwise, whether known or unknown, asserted or unasserted, of every kind and nature whatsoever, that any Company Party ever had, now has, or hereafter can, will or may have against any Relational Party or any member of the Relational Group for, upon, or by reason of any matter, cause of action, or thing, whatsoever from the beginning of the world to the date hereof, but expressly excluding (i) any claim relating to the performance of obligations under this Agreement or for breach of or to enforce this Agreement and (ii) any claim arising out of banking or lending relationships with any member of the Relational Group (collectively, the “Company Excluded Claims”). The claims released pursuant to this Section 9(c) are referred to herein as “Company Claims”. The Company, on behalf of itself and the Company Parties, hereby irrevocably covenants to refrain from asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Relational Party or any member of the Relational Group based upon any Company Claim. The Company represents and warrants to the Relational Group that there has been no assignment or other transfer of any interest in any Company Claim.

(d)                                 Subject to the further provisions of this Section 9(d), the members of the Relational Group, on their own behalf and on behalf of the Relational Parties, hereby irrevocably and unconditionally releases, acquits, and fully and forever discharges the Company, each member of the Company Group, and the Company’s employees, agents, attorneys and other representatives, to the maximum extent permitted by applicable law, from and with respect to any and all disputes, complaints, claims, counterclaims, actions, causes of action, liabilities, suits or damages, whether at law or in equity, statutory or otherwise, whether known or unknown, asserted or unasserted, of every kind and nature whatsoever, that any member of the Relational Group or any Relational Party ever had, now has, or hereafter can, will or may have against any member of the Company Group or any of the Company’s employees, agents, attorneys or other representatives for, upon, or by reason of any matter, cause of action, or thing, whatsoever from the beginning of the world to the date hereof, but expressly excluding (i) any claim relating to the performance of obligations under this Agreement or for breach of or to enforce this Agreement, (ii) any claim arising out of banking or lending relationships with any member of the Company Group and (iii) any rights to dividends or other incidents of their ownership of Common Stock (collectively, the “Relational Excluded Claims”). The claims released pursuant to this Section 9(d) are referred to herein as the “Relational Claims”. The members of the Relational Group on their own behalf and on behalf of the Relational Parties hereby irrevocably covenant to refrain from asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any member of the Company Group or any of the Company’s employees, agents, attorneys or other representatives based upon any Relational Claim. Each member of the Relational Group represents and warrants to the Company that there has been no assignment or other transfer of any interest in any Relational Claim.

(e)                                  Until the Termination Date, Relational agrees that neither Relational nor any Relational Party will (i) initiate any litigation or other legal proceedings against any member of the Company Group or any of the Company’s employees, agents, attorneys or other representatives, other than with respect to any Relational Excluded Claim and (ii) solicit, cause or encourage others to initiate or continue litigation or other legal proceedings against any member of the Company Group or any of the Company’s employees, agents, attorneys or other representatives. So long as Albert Boscov shall not, after the date hereof, make any derogatory statements about the Relational Group, or take any action adverse to the Relational Group,

Relational covenants not to sue Albert Boscov based upon the publication by The Reading Eagle of a “Viewpoint” article on or about February 14, 2006 authored by Mr. Boscov.

(f)                                    Until the Termination Date, the Company agrees that neither the Company nor any Company Party will (i) initiate any litigation or other legal proceedings against any member of the Relational Group, other than with respect to any Company Excluded Claim and (ii) will not solicit, cause or encourage others to initiate or continue litigation or other legal proceedings against any member of the Relational Group.

(g)                                 The parties to this Agreement waive any and all rights (to the extent permitted by state law, federal law, principles of common law or any other law) which may have the effect of limiting the releases as set forth in this Section 9. In this regard, the parties waive their rights, to the extent permitted by law, to any benefits of the provisions of section 1542 of the California Civil Code or any other similar state law, federal law, principle of common law or to the law, which may have the effect of limiting the releases set forth above. Section 1542 of the California Civil Code provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

10.                                 Termination Date. The date on which this Agreement, including the covenants and agreements contained in Section 4 above, shall terminate is referred to herein as the “Termination Date”. The Termination Date shall be the earliest of (i) the date on which the Relational Designee (or his properly appointed replacement under the terms hereof) ceases to be a member of the Board and either (A) at Relational’s option following 10 business days’ prior written notice, the appointment of Batchelder to the Board pursuant to the terms hereof does not occur to the extent required hereby (unless cured within such 10 business day period), (B) not more than 60 days remain prior to the 2009 Nomination Deadline, or (C) the Board has notified Relational that the Relational Designee will not be nominated for reelection at an applicable meeting of the Company’s shareholders, (ii) the date of the certification of the results of the Company’s 2012 Annual Meeting, or (iii) Relational has beneficially owned shares less than the Minimum Condition for a period of at least 365 consecutive days; provided, however, that no Termination Date shall occur pursuant to this clause (iii) prior to the 60th day prior to the 2009 Nomination Deadline.

11.                                 Press Release. Upon execution of this Agreement, the Company and Relational shall issue a joint press release substantially in the form attached hereto as Exhibit 1 with such changes as may be mutually agreed to by the Company and the Representative (as such term is hereinafter defined). None of the parties hereto will make any public statements other than as required by law and none of such statements shall be inconsistent with, or are otherwise contrary to, the statements in the press release. Nothing shall preclude or prevent either the Company or any member of the Relational Group from making public statements that are neither contrary to nor inconsistent with the statements in the press release, provided that all such public statements shall be in compliance with applicable securities laws and consistent with any such party’s fiduciary duties.

12.                                 No Admission. This Agreement constitutes a compromise and settlement entered into by each party hereto without any admission of liability to the others, but solely for the purpose of avoiding litigation, uncertainty, controversy, and legal expense. Nothing contained herein shall constitute or be taken or construed to be an admission by any party or as evidencing or indicating the truth or correctness of any allegations, claims or defenses asserted by any party.

13.                                 Specific Performance. The Company and each member of the Relational Group acknowledge and agree that the other party would be irreparably injured by a breach of this Agreement by such party and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered in the event that this Agreement is breached. Accordingly, the Company and each member of the Relational Group agree to the granting of specific performance of this Agreement and injunctive or other equitable relief as a remedy for any such breach, without proof of actual damages, and further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final, nonappealable order that this Agreement has been breached by either party, then the breaching party will reimburse the other party for its costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred in connection with all such litigation.

14.                                 No Waiver. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

15.                                 Certain Definitions. As used in this Agreement, (a) the term “Person” as used herein shall be interpreted broadly to include, among others, any individual, partnership, corporation, limited liability company, joint venture, group, syndicate, trust, government or agency thereof, or any other association or entity; (b) the terms “Affiliates” and “Associates” shall have the meanings set forth in Rule 12b-2 under the Exchange Act and shall include persons who become Affiliates or Associates of any Person subsequent to the date hereof; provided that a client of Relational that is not controlled by Relational shall not be deemed an “Associate” based upon its ownership of membership or partnership interests in any Fund; (c) the term “Voting Securities” shall mean the shares of Common Stock and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such Common Stock or other securities, whether or not subject to the passage of time or other contingencies; (d) the Company and the Relational Group will be referred to herein individually as a “party” and collectively as “parties”; and (e) the term “business day” means any day other than a Saturday, Sunday or a day on which banks in

New York City are authorized or obligated by applicable law or executive order to close or are otherwise generally closed.

16.                                 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

17.                                 Successors and Assigns. All the terms and provisions of this Agreement shall inure to the benefit of and shall be enforceable by the successor and assigns of the parties hereto.

18.                                 Third Party Beneficiaries. Except for the provisions of Section 9 which are intended for the benefit of, and to be enforceable by, the Persons described therein, nothing contained in this Agreement shall create any rights in, or be deemed to have been executed for the benefit of, any Person or entity that is not a party hereto or a successor or permitted assign of such a party.

19.                                 Survival of Representations. All representations, warranties and agreements made by the parties in this Agreement or pursuant hereto shall survive the date hereof.

20.                                 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns.

21.                                 Headings. The section headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

22.                                 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by hand delivery, cable, telecopy (confirmed in writing) or telex, or by mail (registered or certified, postage prepaid, return receipt requested) to the respective parties hereto as follows:

If to the Company:

Sovereign Bancorp, Inc.
1130 Berkshire Boulevard
Wyomissing, Pennsylvania 19610
Attention:  Mr. Jay S. Sidhu, Chairman, President and Chief Executive Officer

Telecopier:  (610) 208-6143

with copies to:

Sovereign Bancorp, Inc.
1130 Berkshire Boulevard
Wyomissing, Pennsylvania 19610
Attention:  General Counsel
Telecopier:  (610) 320-8448

and

Stevens & Lee
111 North Sixth Street
P.O. Box 679
Reading, Pennsylvania 19603
Attention: Joseph M. Harenza, Esq.
Telecopier: (610) 376-5610

and

Skadden, Arps, Slate, Meagher & Flom, LLP
Four Times Square
New York, New York 10036
Attention: William S. Rubenstein, Esq.
Telecopier: (212) 735-2000

If to the Relational Group:

c/o Relational Investors, LLC
12400 High Bluff Drive, Suite 600
San Diego, California  92130
Attention:  Mr. Ralph V. Whitworth
Telecopier:  (858) 704-3345

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:  H. Rodgin Cohen, Esq. and Mitchell S. Eitel, Esq.
Telecopier:  (212) 558-3588

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

23.                                 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and performed in such State, without giving effect to choice of law principles thereof, that would cause the application of the laws of any other jurisdiction, provided, however, that any issue related to the duties (and compliance therewith) of any member of the Board as such shall be governed by the laws of Pennsylvania, including the Pennsylvania Business Corporation Law. Nothing in this Agreement shall affect the obligation of any party to testify truthfully if called to testify under oath.

24.                                 Submission to Jurisdiction. Each of the parties irrevocably submits to the exclusive jurisdiction and service and venue in any federal or state court sitting in the State of New York for the purposes of any action, suit or proceeding relating to this Agreement. Each of the parties irrevocably and unconditionally waives any objections to the laying of venue of any action, suit or proceeding relating to this Agreement in any federal or state court sitting in the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

25.                                 Counterparts; Facsimile. This Agreement may be executed in counterparts, including by facsimile, each of which shall be an original, but each of which together shall constitute one and the same Agreement.

26.                                 Relational Group Representative. Each member of the Relational Group hereby irrevocably appoints Whitworth as such member’s attorney-in-fact and representative (the “Representative”), in such member’s place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement and the transactions contemplated hereby. The Company shall be entitled to rely, as being binding on each member of the Relational Group, upon any action taken by the Representative or upon any document, notice, instruction or other writing given or executed by the Representative. Each of the parties hereto acknowledges and agrees that the Representative shall have no liability to, and shall not be liable for any losses or liabilities of, any party hereto in connection with any obligations or actions of the Representative under this Agreement in his or her capacity as the Representative, except to the extent such losses or liabilities are proven to be the direct result of willful misconduct by the Representative in connection with the performance of his or her obligations hereunder. Each member of the Relational Group agrees that, until the Termination Date, in the event and at the time the Representative appointed hereby shall no longer be the Representative for any reason, he, she or it will execute a power of attorney appointing a successor Representative as his, her or its attorney-in-fact with the same authority and power as granted under this Section 26.

27.                                 Further Actions. Upon and subject to the terms of this Agreement, each of the parties hereto agrees to use its or his reasonable best efforts to cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate or make effective, in the most expeditious manner practicable, the matters contemplated by this Agreement.

28.                                 Investment Agreement. The parties agree and acknowledge that nothing in this Agreement shall be construed to limit the Company’s ability to perform the Investment Agreement (including entry into an amendment in order to make adjustments required by the March 15 Stock Dividend) in accordance with its terms and no action taken by the Company pursuant to the terms of the Investment Agreement shall result in or be deemed to be a breach of this Agreement.

[Next page is a signature page.]

IN WITNESS WHEREOF, each of the parties to this Agreement have caused this Agreement to be duly executed as of the day and year first above written.

SOVEREIGN BANCORP, INC.

By:	/s/ Jay S. Sidhu
Name:	Jay S. Sidhu
Title:	Chairman, President and Chief Executive Officer

RELATIONAL HOLDINGS, LLC

By:	/s/ Ralph V. Whitworth
Name:	Ralph V. Whitworth

RELATIONAL GROUP, LLC

By:	/s/ Ralph V. Whitworth
Name:	Ralph V. Whitworth

RELATIONAL INVESTORS LLC

By:	/s/ Ralph V. Whitworth
Name:	Ralph V. Whitworth
Title: Managing Member

RELATIONAL INVESTORS, L.P.

By:	/s/ Ralph V. Whitworth
Name:	Ralph V. Whitworth

RELATIONAL FUND PARTNERS, L.P.

By:	/s/ Ralph V. Whitworth
Name:	Ralph V. Whitworth

RELATIONAL COAST PARTNERS, L.P.

By:	/s/ Ralph V. Whitworth
Name:	Ralph V. Whitworth

RELATIONAL PARTNERS, L.P.

By:	/s/ Ralph V. Whitworth
Name:	Ralph V. Whitworth

RH FUND 1, L.P.

By:	/s/ Ralph V. Whitworth
Name:	Ralph V. Whitworth

RH FUND 2, L.P.

By:	/s/ Ralph V. Whitworth
Name:	Ralph V. Whitworth

RH FUND 4, L.P.

By:	/s/ Ralph V. Whitworth
Name:	Ralph V. Whitworth

RH FUND 6, L.P.

By:	/s/ Ralph V. Whitworth
Name:	Ralph V. Whitworth
Title:

RH FUND 7, L.P.

By:	/s/ Ralph V. Whitworth
Name:	Ralph V. Whitworth
Title:

RELATIONAL INVESTORS III, L.P.

By:	/s/ Ralph V. Whitworth
Name:	Ralph V. Whitworth

RELATIONAL INVESTORS VIII, L.P.

By:	/s/ Ralph V. Whitworth
Name:	Ralph V. Whitworth

RELATIONAL INVESTORS IX, L.P.

By:	/s/ Ralph V. Whitworth
Name:	Ralph V. Whitworth

RELATIONAL INVESTORS X, L.P.

By:	/s/ Ralph V. Whitworth
Name:	Ralph V. Whitworth

RELATIONAL INVESTORS XI, L.P.

By:	/s/ Ralph V. Whitworth
Name:	Ralph V. Whitworth

RELATIONAL INVESTORS XII, L.P.

By:	/s/ Ralph V. Whitworth
Name:	Ralph V. Whitworth

RELATIONAL INVESTORS XIV, L.P.

By:	/s/ Ralph V. Whitworth
Name:	Ralph V. Whitworth

RELATIONAL INVESTORS XV, L.P.

By:	/s/ Ralph V. Whitworth
Name:	Ralph V. Whitworth

/s/ Ralph V. Whitworth
RALPH V. WHITWORTH

/s/ David H. Batchelder
DAVID H. BATCHELDER

ANNEX A

INVESTMENT PARTNERSHIPS

RELATIONAL INVESTORS, L.P.

RELATIONAL FUND PARTNERS, L.P.

RELATIONAL COAST PARTNERS, L.P.

RELATIONAL PARTNERS, L.P.

RH FUND 1, L.P.

RH FUND 2, L.P.

RH FUND 4, L.P.

RH FUND 6, L.P.

RH FUND 7, L.P.

RELATIONAL INVESTORS III, L.P.

RELATIONAL INVESTORS VIII, L.P.

RELATIONAL INVESTORS IX, L.P.

RELATIONAL INVESTORS X, L.P.

RELATIONAL INVESTORS XI, L.P.

RELATIONAL INVESTORS XII, L.P.

RELATIONAL INVESTORS XIV, L.P.

RELATIONAL INVESTORS XV, L.P.